Exhibit 15.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We are aware that Stone Energy Corporation has incorporated by reference in its registration statements on Forms S-8 (Registration Nos. 33-67332, 333-51968, 333-64448 and 333-87849) and S-3 (Registration Nos. 333-79733 and 333-86450) its
Form 10-Q for the quarter ended March 31, 2002, which includes our report dated April 26, 2002, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a "part" of the registration statements prepared or certified by our firm or a "report" prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.




                                            ARTHUR ANDERSEN LLP


New Orleans, Louisiana
May 9, 2002